EXHIBIT 15.1

August 4, 2005

Alliance Capital Management Holding L.P.
New York, New York

Re: Registration Statement on Form S-8, pertaining to the Alliance Commission Substitution Plan, Amended and Restated Alliance Partners Compensation Plan, and the Alliance Capital Management L.P. Financial Advisor Wealth Accumulation Plan.

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated May 5, 2005, and August 4, 2005 related to our review of the interim financial information included in Form 10-Q for the quarters ended March 31, 2005, and June 30, 2005, respectively.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
New York, New York

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